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                                                                    Exhibit 21

                              LIST OF SUBSIDIARIES

        1.      Kal Mar Properties Corp.
                        State of Incorporation:         New York

        2.      Concord Financial Services, Inc.
                        State of Incorporation:         New York

        3.      Prime Foods Development Corporation
                        State of Incorporation:         Delaware